Exhibit 99.1


                                [GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE              Contact: Joe Winn, Chief Financial
                                            Officer or Bruce Danziger, Director
                                            of Investor Relations
                                            (617) 375-7500


                         AMERICAN RADIO SYSTEMS ACQUIRES
                          KEZR-FM, SAN JOSE, CALIFORNIA

Boston, Massachusetts - March 4, 1997 -- American Radio Systems Corporation (NYSE: AFM) announced today that it has reached an agreement to acquire radio stations KEZR-FM in San Jose and KLUE-FM in Soledad, CA through a merger with the stations' owner, Alta Broadcasting Company. The consideration for the merger will be approximately $20,000,000 worth of American Class A Common Stock and $4,000,000 in cash. Included in the transaction is real estate worth an estimated $3.2 million. Consummation of the merger is subject to the approval of the Federal Communications Commission. American Radio Systems currently owns KSJO-FM, KUFX-FM and KBAY-FM in San Jose.

Steve Dodge, American's Chairman and CEO, stated, "KEZR is a fine radio station which has been very capably run for many years by John and Jim Levitt. We welcome the Levitts as shareholders of American Radio, and we look forward to working with them in the years ahead. We continue to be very excited about the San Jose's growth prospects, and we are committed to maintaining strong, localized programming and to providing a high level of service to San Jose advertisers."

Elliot Evers of Media Venture Partners acted as the broker in this transaction.

American Radio Systems Corporation began trading shares publicly in June, 1995. The company owns and/or programs and markets 47 FM and 24 AM stations in Boston, Baltimore, Portland, Sacramento, Hartford, Las Vegas, Austin, Buffalo, San Jose, West Palm Beach, Rochester, Dayton, Cincinnati and Fresno. The Company also has options and/or agreements to buy additional radio stations in Cincinnati, Sacramento, West Palm Beach, Rochester, and Fresno. In addition, on August 5, 1996 the Company entered into a merger agreement with EZ Communications, Inc. EZ Communications owns and/or programs and markets 23 radio stations in seven markets nationwide.


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               116 Huntington Avenue, Boston, Massachusetts 02116
                        (617) 375-7500 FAX (617) 375-7575